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                                                                     EXHIBIT 5.1



                                 May 22, 1998


Board of Directors
National Commerce Bancorporation
One Commerce Square
Memphis, Tennessee  38150

Members of the Board:

     This opinion is rendered in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to 278,791 shares of Common Stock (the "Shares") of National Commerce Bancorporation (the "Company"). Such Shares are being offered to certain shareholders (the "Selling Shareholders") of the Company. In rendering the opinion expressed below, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

     Based upon the foregoing, we are of the opinion that:

     (1) The Company is incorporated and is validly existing as a corporation in good standing under the laws of the State of Tennessee.

     (2) The Shares that are being offered by the Selling Shareholders are duly authorized, validly issued, fully paid and nonassessable.


     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus that is included in the Registration Statement.


                                    Sincerely,


                                     /s/ King & Spalding
                                    -------------------------
                                    King & Spalding